U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                       NOTIFICATION OF REGISTRATION FILED
                         PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  THE NEW YORK STATE OPPORTUNITY FUNDS

Address of Principal Business Office (No. & Street, City, State,
Zip Code):  4605 E. Genesee Street, DeWitt, New York 13214

Telephone Number (including area code):  (315) 251-1101

Name and address of agent for service of process:

Gregg A. Kidd
Pinnacle Advisors LLC
4605 E. Genesee Street
DeWitt, New York  13214

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
           Yes /x/       No / /

         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of DeWitt and the State of New York on the 5th day of December, 1996.



                                                   /s/ Gregg A. Kidd
                                                   Gregg A. Kidd
                                                   President



Attest:  /s/ Tina D. Hosking
         Tina D. Hosking
         Secretary